September 18, 1997                      Contact:  Chris Ahearn
                                        (704) 633-8250, Ext. 2892

For Immediate Release


    FOOD LION ANNOUNCES INCREASED SALES IN THIRD QUARTER,
              PLANS TO DIVEST SOUTHWEST STORES

     Salisbury, NC-- Today, Food Lion, Inc. (NASDAQ: FDLNA, FDLNB) announced third quarter sales of $2.4 billion, up
11.4 percent over 1996 sales of $2.1 billion for the same quarter. Sales and earnings include the operating results of the Company's Kash n' Karry subsidiary in West Central Florida acquired in December 1996. Same store sales were up
0.3 percent companywide, and were up 0.9 percent, exclusive of sales in the Company's Southwestern United States stores. The Company announced that it plans to close its stores and distribution center in the Southwest. The move affects 61 stores in Louisiana, Oklahoma, and Texas and a distribution facility in Roanoke, Texas.
     Food Lion reported earnings for the quarter of $1.2 million, or $0.003 per share, which included a pre-tax charge of $87.1 million associated with store closings. Earnings for the quarter, exclusive of the charge, were $54.4 million, or $0.12 per share, compared to $50.0 million, or $0.11 per share, in the prior year.
     "We have been evaluating our Southwest strategy for some time now," explained Tom Smith, President and Chief Executive Officer. "We examined a number of options, including possible acquisitions, and determined that it was in the best interests of the Company and our shareholders to sell the stores and deploy our assets toward further growth in our successful Southeast and Mid-Atlantic markets."
     The Company established a pre-tax reserve for store closings of $87.1 million ($53.1 million after tax) against third quarter earnings. The pre-tax reserve reflects costs and asset revaluation reserves of $129.1 million related to the divestiture of the Southwest, less $42.0 million in unused reserves related to store closings that occurred since 1993. Cash proceeds, net of expenses, are expected to be approximately $100 million upon disposition of assets in the Southwest. Southwest stores have lowered the Company's net earnings by approximately $0.01 per share on an annual basis.
     The stores and the distribution center employ approximately 3,100 people. Food Lion will pay all employees who remain with the Company during the closing process for 60 days, through November 17, 1997. Food Lion will also work with state and local officials to assist employees in finding other employment.
     "We appreciate the loyalty our customers have shown us over these past few years. I would also especially like to commend our employees for their diligent efforts," Smith added. "Our human resources department will visit each store in the next several days and work with employees through the transition."
     The Company was pleased with the overall progress it has made during the past quarter with new store growth. In September, Food Lion finalized the purchase of 11
A & P Supermarkets in North and South Carolina. The Company also opened 18 new stores, including seven replacement stores, closed one store, and completed 29 renovations. The Company is on track with plans to open 62 stores this year and remodel approximately 100 stores. Food Lion expects to complete the integration of Kash n' Karry on schedule, by October 1.
     "We have seen an improvement in sales trends throughout the first three quarters of the year," Smith said. "In addition, our use of category management and state-of-the-art technology is helping us maximize profits, minimize expenses, and protect our low price leadership for customers."
     With 1996 sales of $9.0 billion, Food Lion is one of the nation's largest supermarket chains. The Company and its more than 75,000 employees serve approximately 10 million customers per week with Extra Low Prices and More at 1,058 Food Lion stores in 11 states, and Fresh, Fast, and Friendly service at 91 Kash n' Karry stores in West Central Florida.

"Safe Harbor" Statement Regarding Forward-looking
Information or Statements:
This document contains forward-looking statements that involve uncertainties. Factors that could cause results to differ materially from those in the forward-looking statements are detailed from time to time in reports filed by the Company with the SEC, including Forms 8K, 10Q and 10K. In addition, with respect to the anticipated proceeds from the disposition of assets in the Southwest, additional factors that could cause results to differ materially include the real estate market and general economic conditions in the local communities where the assets are located.